Exhibit 99.1

Memorandum of Understanding

This Memorandum of Understanding ("MOU") is effective as of the date first signed below and is made by and between:

•	1800eWaste Ltd an Australian Company whose principal place of business is located at 22/255 Oxford Street, Bondi Junction, NSW Australia ("1800EWASTE"); and

•	E-Waste Systems a Nevada corporation whose principal place of business is located at 101 First St #493, Los Altos, California, 94022, United States of America (EWSI).

•	EWSI and 1800EWASTE are herein a (‘Party’) and jointly (the ‘Parties’)

Introduction

•
EWSI, through its subsidiaries, licensees, 1800eWastes and affiliates, offers customized end-to-end branded (eWaste™) solutions including recycling plant engineering and related technologies (ePlant1000™ and others), carbon credit analysis and trading (eWasteCC™), IT Asset Recovery Services, E-Waste Management Services, and Electronics Reverse Logistics Services (collectively the ‘Services’).

•	1800EWASTE is an electronic waste collection and recycling service for customers in Australia and New Zealand.

•
A collaboration between EWSI and 1800EWASTE is desired by the Parties in order to study, consider, and plan for the possibility of implementing a national and/or regional recycling operation in Regional NSW or Sydney, Australia (the ‘Jurisdiction’) (the ‘Project’) using the combined know-how of the Parties and EWSI’s ePlant1000™ (or smaller versions thereof), and/or other of the Services, as may be determined by the Parties.

IT IS HEREBY AGREED as follows:

1.	Purpose

The Parties agree to enter into this MOU in order to do the following:

a.	Investigate the Project opportunity in the Jurisdiction

b.	Determine the best fit of technologies and Services from EWSI to apply to the Project

c.	Jointly assess the economic and environmental benefits which may arise from the Project

d.	Make contact with and determine the suitability of government support for the Project

e.	Enter into a detailed letter of intent leading to a definitive agreement upon any successful conclusion between the Parties regarding the Project.

2.	Contribution of Parties

a.	1800EWASTE will contribute the following:

i.	Description and details of the 1800eWaste’s business in sufficient detail for the Parties to assess the suitability of the Services which might be applied to the Project
ii.	Estimates of types of input streams which might be attained from and in support of the Project
iii.	Make, establish and maintain contact with any government, regulatory bodies or other commercial organizations which may be necessary to make the Project viable
iv.	Provide suitable premises as might be necessary for the Project’s implementation
v.
Provide overall Project management responsibilities until such time as the Project’s viability has been determined and the Parties therefore agree to deploy, retain, or otherwise engage permanent Project management parties

vi.	Manage all communications with parties needed to be engaged with the Project within the Jurisdiction.

b.	EWSI will contribute the following:

i.	Summaries of EWSI and its affiliates or 1800eWastes’ capabilities as it relates to the Project
ii.	Estimates of types of results which might be attained from the Project

c.	EWSI and 1800EWASTE will:

i.	Be individually responsible for their own costs,
ii.
Agree to abide by the highest legal and ethical standards associated with the end of life recycling industry, with specific reference to the principles established by the European Union’s Waste Electrical and Electronic Equipment Directives, and

iii.	Agree to develop the parameters of the Project with a zero landfill objective.

3.	Intellectual Property

All work or materials developed or provided by either Party shall be owned exclusively by that Party and shall not be represented in any form as belonging to anyone other than the originating Party. Such work or materials shall include, but are not limited to, branding and intellectual property, operational data, notes, plans, customer lists, documentation, specifications, designs, files, engineering technology, software (in source and object code form), and any proprietary solutions.

4.	No Agency

The Parties agree that this MOU does not create any formal or informal agency, 1800eWasteship or similar permanent relationship other than as described in this MOU, and neither Party shall have any right or authority to bind the other Party in any manner including, without limitation, any legal or financial obligation.

5.	No Warranty

The Parties shall use reasonable efforts to ensure the suitability of all proposed solutions and plans but neither Party shall be providing any warranty or guarantees of such, nor of any planning parameters, volume estimates or parameters necessary to estimate the likely outcomes of the Project.  Only such warranties as are contained in a definitive agreement shall have any binding effect.

6.	Legal Effect

This MOU is binding upon the Parties, however each Party agrees that it will not make any frivolous claim for damages or seek any other legal or equitable remedy against or from the other Party or against the other Party's affiliates arising from or in connection with this MOU other than by a serious breach of this MOU.

7.	Confidentiality

This MOU and all information disclosed by one Party to the other in connection with the proposed collaboration shall be deemed Confidential Information and treated accordingly by the Parties.  The Parties hereby affirm the separate Non-Disclosure Agreement signed between them.

8.	Term and Termination

This MOU is effective from the date first signed below and shall continue in force until terminated by either Party giving the other Party at least 30 business days prior written notice. If the Parties subsequently execute a letter of intent to execute the Project, and/or a definitive agreement, any such agreements will supersede this MOU as of its/their effective date.

9.	Exclusivity and Non-Circumvention

The rights and relationships arising under this MOU are exclusive to the Parties until Termination or until such time as the Parties may execute definitive agreements which may require extended exclusivity. Until the later of the Termination Date or the execution of any definitive agreement neither Party shall engage others to perform services the same as or similar to those contemplated by the Parties under this MOU, and shall not do or take any action which directly or indirectly circumvents the other Party in execution of the Project which is contemplated by this Agreement.

10.	Public Company Obligations & Public Announcements

The Parties understand that EWSI is a publicly traded company under the jurisdiction of the United States Securities and Exchange Commission (the ‘SEC’) and that in the opinion of EWSI’s counsel any agreements between the Parties may be subject to requirements for filing with the SEC, in which case EWSI shall promptly do so and shall so notify 1800EWASTE with a copy of any such filing.  Any other public statements, such as press releases, will specifically require joint approval by the Parties in advance of any release.

In addition, 1800EWASTE specifically agrees that it shall not execute any trading of EWSI’s common stock in any manner that would be in contravention of any trading laws of the SEC, or in violation of EWSI’s Insider Trading Policy or Code of Business Conduct and Ethics Policies, both of which are posted on EWSI’s website.

11.	Governing Law

This MOU shall be construed and controlled by the Laws of the State of Nevada, USA, and the Parties further consent to jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

1800EWASTE	E-Waste Systems, Inc.

/s/ Geordie Gill	/s/ Martin Nielson
Signature	Signature
Geordie Gill	N. Martin Nielson
Name	Name
Chief Executive Officer	Chief Executive Officer
Title	Title
5/13/13	5/13/13
Effective Date	Effective Date